Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM ANNOUNCES NEW YORK STATE APPROVAL OF ITS FIRST ASSAY BASED ON AMPIPROBETM PLATFORM AIMED AT PROVIDING AFFORDABLE MOLECULAR DIAGNOSTICS IN LIGHT OF REIMBURSEMENT PRESSURE

-----

Hepatitis C Virus (HCV) Quantitative Test to be Offered to Physicians and Clinical Laboratory Market Nationwide

--------

Assay to Address Established, Demanding and Growing Market for Key Molecular Diagnostic

---------

Approval Milestone Represents Key Validation of Enzo’s Unique Integrated Structure

NEW YORK, NY, November 17, 2015 – Enzo Biochem, Inc. (NYSE: ENZ) today announced that the New York State Department of Health has granted approval of Enzo Clinical Labs’ AmpiProbe-HCV ™ assay for the quantitative detection of Hepatitis C virus, clearing the way for Enzo to begin offering this assay to the market on a national basis. In addition, Enzo Life Sciences will commence marketing relevant reagents globally, as well as providing relevant product support for this validated assay. AmpiProbe- HCV™ is the first in a line of products developed at Enzo to address the critical needs of clinical laboratories, which are under increasing pressure from declining reimbursement rates.

“The approval of AmpiProbe-HCV™ is an important milestone for our business and is validation of our focused effort in developing the unique integrated structure of Enzo Biochem – which allows us to capitalize on our vast array of assets,” said Elazar Rabbani, PhD, CEO and Chairman. “Given the ever increasing reimbursement pressures on the nation’s clinical laboratories, we expect this product as well as other products emerging from Enzo’s platforms, including AmpiProbe™, to have a significant impact on the market as these labs seek low-cost, innovative solutions. In fact, AmpiProbe™ products offer low cost solutions for molecular diagnostics that are used ubiquitously in laboratories. Enzo is introducing AmpiProbe™ -based tests for both our own lab as well as for third-party labs. We expect this product to have a transformative impact on our own business as Enzo expands our capabilities to make use of this and other existing Enzo proprietary platforms.”

In a study presented last month at two prestigious conferences, Enzo’s AmpiProbe-HCV™ assay was shown to detect as low as 5.5 IU (International Units) per ml of serum with a positive rate greater than 95%, while the limit of quantification (LOQ) was observed to be 10 IU/ml--more than 50% greater sensitivity than leading commercially available assays in the US. Moreover, the assay uses substantially less input sample than leading tests currently offered in clinical laboratories, thereby allowing for additional testing from the original sample. The validation was carried out on standard laboratory equipment requiring no specialized training or adjustments. Additionally, AmpiProbe-HCV™ covers all of the relevant genotypes of the virus, as well as the major subtypes seen globally. In total, Enzo’s validation included nearly 400 specimens, with more than 50% of them positive.

The Centers for Disease Control and the World Health Organization estimate that there are over 2.7 million Americans and 170 million individuals globally that are chronically infected with HCV. Additionally, it is estimated that over 75% of HCV infections become chronic. Moreover, the advances in treatment options for those infected individuals increases the need for reliable and sensitive monitoring assays, and the global nature of the disease underscores the need for a cost effective manner in which to perform these tests.

Enzo’s AmpiProbe-HCV™ assay is based on the proprietary nucleic acid amplification and detection technology platform developed by scientists at Enzo Life Sciences, refined by the Company’s Translational Group, and the validation and regulatory submission was prepared by Enzo Clinical Labs’ Molecular Diagnostics team. This joint effort exemplifies Enzo’s synergistic approach to product development.

Enzo is currently working to expand the product line of the AmpiProbe™ platform to such areas as Hepatitis B virus and HIV viral loads, as well as through the development of a comprehensive panel of assays designed to identify a number of infectious diseases related to women’s health, one of the fastest growing segments of that market. Together, these markets are estimated to represent more than $2 billion worth of laboratory service revenue.

Dr. Rabbani commented, “Enzo has focused its efforts on developing products that would easily perform on readily available laboratory instrumentation and which could be brought to market in the most efficient and cost-effective manner possible. Therefore, we did not need to undertake the costly development of a dedicated instrumentation system that would require our customers to incur major capital investment. Also, by completely utilizing our own proprietary intellectual property we eliminated the need to pay royalties which, in turn, will benefit our customers in the form of lower prices. Our unique structure affords us an efficient and cost effective product development, with large scale manufacturing and validation capability, allowing us to effectively respond to market needs. This combination of capabilities and market insight distinguishes us from others in the industry.”

In the last eight months Enzo has received approvals for two key enabling technology platforms as the Company continues to execute on its strategy to have a steady flow of high value assays available to the clinical laboratory marketplace. Enzo has also continued to focus on delivering products in a manner that allows clinical laboratories to realize healthier margins than the status quo. In many instances, the average commercial reimbursement for HCV viral load is often less than the cost to perform the test. Enzo’s business strategy and unique capabilities directly address this dilemma.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2015. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

###

Contact:

For: Enzo Biochem, Inc. Steve Anreder, 212-532-3232 steven.anreder@anreder.com	or	Michael Wachs, CEOcast, Inc., 212-732-4300 mwachs@ceocast.com